Exhibit 99.1

News Release

FIS Reports Fourth Quarter and Full-Year 2022 Results

•	Fourth quarter revenue grew 1%, and full-year 2022 revenue grew 5%

•	Fourth quarter GAAP Diluted EPS was $(29.28), and fourth quarter Adjusted EPS decreased 11% to $1.71

•	Full-year 2022 GAAP Diluted EPS was $(27.68), and full-year 2022 Adjusted EPS increased 2% to $6.65

•	Announces first quarter and full-year 2023 outlook

•	Provides update on previously announced Enterprise Transformation Program

•	Separately announces plans to pursue a tax-free spin-off of Merchant Solutions business

•	Recorded non-cash goodwill impairment charge of $17.6 billion related to Merchant Solutions reporting unit

JACKSONVILLE, Fla., February 13, 2023 - FIS® (NYSE:FIS), a global leader in financial services technology, today reported its fourth quarter and full-year 2022 results.

“We delivered fourth quarter results consistent with our expectations in our Banking and Capital Markets businesses. Revenues and margins in our Merchant Solutions business came under slightly more pressure than anticipated as a result of increasing recessionary impacts in the UK and a shifting of consumer spend from goods to services in the US,” said FIS CEO and President Stephanie Ferris. “2023 marks a year of recommitment for FIS, recommitting to our strengths in delivering on our cloud-native and digitally-focused solutions encompassing core, lending, risk, payments and trading platforms to help our clients innovate faster and achieve their growth. Our recently communicated Enterprise Transformation Program and this morning’s announcement about the planned spin-off of our Merchant Solutions business are two strategic initiatives we are undertaking to improve efficiency, strengthen the strategic and operational focus of the two companies and capitalize on growth opportunities, which in turn will pave the best and highest-potential path forward for FIS shareholders, clients and colleagues.”

Fourth Quarter 2022

On a GAAP basis, consolidated revenue increased 1% as compared to the prior-year period to approximately $3.7 billion. Net earnings (loss) attributable to common stockholders were $(17.4) billion or $(29.28) per diluted share. The Company recorded a non-cash goodwill impairment charge of $17.6 billion related to the Merchant Solutions reporting unit in the quarter.

On an organic basis, revenue increased 4% as compared to the prior-year period primarily due to strong recurring revenue growth and professional services in Banking, increased Merchant volumes and continued strength in Capital Markets. Adjusted EBITDA margin contracted by 320 basis points (bps) over the prior-year period to 43.2%. Adjusted net earnings were approximately $1.0 billion, and Adjusted EPS decreased by 11% as compared to the prior-year period to $1.71 per share.

($ millions, except per share data, unaudited)	Three Months Ended December 31,
			%	Constant	Organic
	2022	2021	Change	Currency	Growth
Revenue	$3,714	$3,672	1%	3%	4%
Banking Solutions	1,717	1,667	3%	4%	4%
Merchant Solutions	1,178	1,193	(1)%	2%	1%
Capital Market Solutions	771	716	8%	10%	10%
Corporate and Other	48	96	(50)%	(48)%
Adjusted EBITDA	$1,605	$1,705	(6)%
Adjusted EBITDA Margin	43.2%	46.4%	(320) bps
Net earnings (loss) attributable to FIS common stockholders (GAAP)	$(17,365)	$291	*
Diluted EPS (GAAP)	$(29.28)	$0.47	*
Adjusted net earnings	$1,019	$1,179	(14)%
Adjusted EPS	$1.71	$1.92	(11)%

*	Indicates comparison not meaningful

Full-Year 2022

On a GAAP basis, consolidated revenue increased 5% as compared to the prior year to approximately $14.5 billion. Net earnings (loss) attributable to common stockholders were $(16.7) billion or $(27.68) per diluted share and reflected the non-cash goodwill impairment charge of $17.6 billion that was recorded in the fourth quarter related to the Merchant Solutions reporting unit.

On an organic basis, revenue increased 7% as compared to the prior year primarily due to the ramp-up of new client wins in Banking, increased Merchant volumes and strong new sales in Capital Markets driving recurring revenue growth. Adjusted EBITDA margin contracted by 150 basis points (bps) over the prior year to 42.6%, primarily due to lower-margin revenue mix and cost inflation, partially offset by continued expense management and operating leverage. Adjusted net earnings were $4.0 billion, and Adjusted EPS increased by 2% as compared to the prior year to $6.65 per share.

($ millions, except per share data, unaudited)	Twelve Months Ended December 31,
			%	Constant	Organic
	2022	2021	Change	Currency	Growth
Revenue	$14,528	$13,877	5%	6%	7%
Banking Solutions	6,706	6,396	5%	6%	6%
Merchant Solutions	4,773	4,496	6%	9%	8%
Capital Market Solutions	2,763	2,624	5%	7%	7%
Corporate and Other	286	361	(21)%	(19)%
Adjusted EBITDA	$6,195	$6,117	1%
Adjusted EBITDA Margin	42.6%	44.1%	(150) bps
Net earnings (loss) attributable to FIS common stockholders (GAAP)	$(16,720)	$417	*
Diluted EPS (GAAP)	$(27.68)	$0.67	*
Adjusted net earnings	$4,033	$4,066	(1)%
Adjusted EPS	$6.65	$6.55	2%

*	Indicates comparison not meaningful

Operating Segment Information

•	Banking Solutions:

Fourth quarter revenue increased by 3% on a GAAP basis, and 4% on an organic basis, as compared to the prior-year period to approximately $1.7 billion primarily due to higher recurring revenue from payments volumes and professional services. Adjusted EBITDA margin contracted by 400 basis points as compared to the prior-year period to 40.7% primarily driven by lower-margin revenue mix and cost inflation.

Full-year revenue increased by 5% on a GAAP basis, and 6% on an organic basis, as compared to the prior year to approximately $6.7 billion primarily due to the ramp-up of several large contracts. Adjusted EBITDA margin contracted 230 basis points over the prior year to 42.6%, primarily driven by lower-margin revenue mix and cost inflation.

•	Merchant Solutions:

Fourth quarter revenue decreased by 1% on a GAAP basis, and increased 1% on an organic basis as compared to the prior-year period to approximately $1.2 billion primarily due to ongoing e-commerce strength. Adjusted EBITDA margin contracted by 450 basis points as compared to the prior-year period to 47.8% primarily due to lower-margin revenue mix and cost inflation. In the quarter, global volume increased 2% on a reported basis, and 5% on a constant currency basis, as compared to the prior-year period to $580 billion. US volume increased 4%, and transactions increased 3%, as compared to the prior-year period. Excluding the impact of a large PayFac client, global volume increased 3% on a reported basis and 6% on a constant currency basis, US volume increased 5%, and transactions increased 3% as compared to the prior-year period.

Full-year revenue increased by 6% on a GAAP basis, and increased 8% on an organic basis, as compared to the prior year to approximately $4.8 billion primarily due to the global economic recovery from the COVID-19 pandemic and ongoing e-commerce strength. Adjusted EBITDA margin contracted by 300 basis points as compared to the prior year to 47.3% primarily due to lower-margin revenue mix and cost inflation. For the year, global volume increased 5% on a reported basis, and 7% on a constant currency basis, as compared to the prior year to $2.2 trillion. US volume increased 6% and transactions increased 4% as compared to the prior year. Excluding the impact of a large PayFac client, global volume increased 5% on a reported basis and 8% on a constant currency basis, US volume increased 7%, and transactions increased 4% as compared to the prior year.

Additional Merchant Disclosure

	Three Months Ended December 31,
			%	Constant
	2022	2021	Change	Currency
Revenue ($M)	$1,178	$1,193	(1)%	2%
Global Volume[1] ($B)	$580	$568	2%	5%
US Volume[1] ($B)	$440	$425	4%
Transactions[2] (B)	13	13	3%

	Twelve Months Ended December 31,
			%	Constant
	2022	2021	Change	Currency
Revenue ($M)	$4,773	$4,496	6%	9%
Global Volume[1] ($B)	$2,200	$2,104	5%	7%
US Volume[1] ($B)	$1,659	$1,564	6%
Transactions[2] (B)	49	47	4%

[1]	Volume refers to the total dollar value of the transactions processed during the stated period.
[2]	Transaction refers to an instance of buying or selling a good or service in exchange for money.

•	Capital Market Solutions:

Fourth quarter revenue increased by 8% on a GAAP basis, and 10% on an organic basis, as compared to the prior-year period to approximately $771 million primarily due to strong revenue growth from new sales momentum. Adjusted EBITDA margin expanded by 220 basis points over the prior-year period to 54.4% primarily due to strong software sales, continued expense management and operating leverage.

Full-year revenue increased by 5% on a GAAP basis and 7% on an organic basis as compared to the prior year to approximately $2.8 billion primarily due to strong recurring revenue growth from new sales momentum. Adjusted EBITDA margin expanded by 140 basis points as compared to the prior year to 49.8% primarily due to continued expense management and operating leverage.

•	Corporate and Other:

Fourth quarter revenue decreased by 50% as compared to the prior-year period to $48 million primarily due to the divestitures of non-strategic businesses as well as client attrition in our non-strategic businesses. Adjusted EBITDA loss was $76 million, including $94 million of corporate expenses.

Full-year revenue decreased by 21% as compared to the prior year to $286 million. Adjusted EBITDA loss was $292 million, including $365 million of corporate expenses.

Balance Sheet and Cash Flows

As of December 31, 2022, debt outstanding totaled $20.1 billion. Fourth quarter net cash provided by operating activities was approximately $1.1 billion, and free cash flow was $643 million. In the quarter, the Company returned $788 million to shareholders through $508 million of share repurchases and $280 million of dividends paid. For the year, net cash provided by operating activities was approximately $3.9 billion, and free cash flow was approximately $2.9 billion. For the year, the Company returned approximately $3.0 billion to shareholders through approximately $1.83 billion of share repurchases and approximately $1.14 billion of dividends paid.

On January 26, 2023, FIS’ Board of Directors approved an increase to the regular quarterly dividend to $0.52 per common share from $0.47 previously. The dividend is payable March 24, 2023, to FIS shareholders of record as of close of business on March 10, 2023.

Update on Enterprise Transformation Program

The Company is increasing its cash savings target as part of the previously announced Enterprise Transformation Program, now branded Future Forward, from $500 million+ to $1.25 billion of expected cash savings by year end 2024, consisting of $600 million of operating expense savings, $300 million of capital expense savings and $350 million of savings from the reduction or elimination of acquisition, integration and transformation-related expenses, in each case prior to the effects of the proposed spin-off of the Merchant Solutions business.

Planned Spin-Off of Merchant Solutions Business

In a separate press release issued today, FIS announced plans for a tax-free spin-off of its Merchant Solutions business. The planned separation will create two independent companies with enhanced strategic and operational focus and enable more tailored capital allocation and investment decisions to unlock growth. The Company expects the spin-off to be completed within the next 12 months.

First Quarter and Full-Year 2023 Guidance

($ millions, except share data)	1Q 2023	FY 2023
Revenue	$3,375 - $3,425	$14,200 - $14,450
Diluted EPS (GAAP)	$0.05 - $0.20	$1.25 - $1.75
Adjusted EPS (Non-GAAP)	$1.17 - $1.23	$5.70 - $6.00

Webcast

FIS will sponsor a live webcast of its conference call with the investment community to discuss earnings and the proposed spin-off beginning at 8:30 a.m. (EST) on Monday, February 13, 2023. To access the webcast, go to the Investor Relations section of FIS’ homepage, www.fisglobal.com. A replay will be available after the conclusion of the live webcast.

About FIS

FIS is a leading provider of technology solutions for financial institutions and businesses of all sizes and across any industry globally. We enable the movement of commerce by unlocking the financial technology that powers the world’s economy. Our employees are dedicated to advancing the way the world pays, banks and invests through our trusted innovation, system performance and flexible architecture. We help our clients use technology in innovative ways to solve business-critical challenges and deliver superior experiences for their customers. Headquartered in Jacksonville, Florida, FIS is a member of the Fortune 500® and the Standard & Poor’s 500® Index.

To learn more, visit www.fisglobal.com. Follow FIS on Facebook, LinkedIn and Twitter (@FISGlobal).

FIS Use of Non-GAAP Financial Information

Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting in the United States. GAAP includes the standards, conventions, and rules accountants follow in recording and summarizing transactions and in the preparation of financial statements. In addition to reporting financial results in accordance with GAAP, we have provided certain non-GAAP financial measures.

These non-GAAP measures include constant currency revenue, organic revenue growth, adjusted EBITDA, adjusted EBITDA margin, adjusted net earnings, adjusted EPS, and free cash flow. These non-GAAP measures may be used in this release and/or in the attached supplemental financial information.

We believe these non-GAAP measures help investors better understand the underlying fundamentals of our business. As further described below, the non-GAAP revenue and earnings measures presented eliminate items management believes are not indicative of FIS’ operating performance. The constant currency and organic revenue growth measures adjust for the effects of exchange rate fluctuations, while organic revenue growth also adjusts for acquisitions and divestitures and excludes revenue from Corporate and Other, giving investors further insight into our performance. Finally, free cash flow provides further information about the ability of our business to generate cash. For these reasons, management also uses these non-GAAP measures in its assessment and management of FIS’ performance.

Constant currency revenue represents reported operating segment revenue excluding the impact of fluctuations in foreign currency exchange rates in the current period.

Organic revenue growth is constant currency revenue, as defined above, for the current period compared to an adjusted revenue base for the prior period, which is adjusted to add pre-acquisition revenue of acquired businesses for a portion of the prior year matching the portion of the current year for which the business was owned, and subtract pre-divestiture revenue for divested businesses for the portion of the prior year matching the portion of the current year for which the business was not owned, for any acquisitions or divestitures by FIS. When referring to organic revenue growth, revenues from our Corporate and Other segment, which is comprised of revenue from non-strategic businesses, are excluded.

Adjusted EBITDA reflects net earnings (loss) before interest, other income (expense), taxes, equity method investment earnings (loss), and depreciation and amortization, and excludes certain costs, such as impairment expense, and other transactions that management deems non-operational in nature, or that otherwise improve the comparability of operating results across reporting periods by their exclusion. For 2021, it also excludes incremental and direct costs resulting from the COVID-19 pandemic. This measure is reported to the chief operating decision maker for purposes of making decisions about allocating resources to the segments and assessing their performance. For this reason, adjusted EBITDA, as it relates to our segments, is presented in conformity with Accounting Standards Codification 280, Segment Reporting, and is excluded from the definition of non-GAAP financial measures under the Securities and Exchange Commission’s Regulation G and Item 10(e) of Regulation S-K.

Adjusted EBITDA margin reflects adjusted EBITDA, as defined above, divided by revenue.

Adjusted net earnings excludes the impact of certain costs, such as impairment expense, and other transactions which management deems non-operational in nature, or that otherwise improve the comparability of operating results across reporting periods by their exclusion. These include, among others, the impact of acquisition-related purchase accounting amortization and equity method investment earnings (loss), both of which are recurring.

Adjusted EPS reflects adjusted net earnings, as defined above, divided by weighted average diluted shares outstanding.

Free cash flow reflects net cash provided by operating activities, adjusted for the net change in settlement assets and obligations and excluding certain transactions that are closely associated with non-operating activities or are otherwise non-operational in nature and not indicative of future operating cash flows, including incremental and direct costs resulting from the COVID-19 pandemic, less capital expenditures excluding capital expenditures related to the Company’s new headquarters. Free cash flow does not represent our residual cash flow available for discretionary expenditures, since we have mandatory debt service requirements and other non-discretionary expenditures that are not deducted from the measure.

Any non-GAAP measures should be considered in context with the GAAP financial presentation and should not be considered in isolation or as a substitute for GAAP measures. Further, FIS’ non-GAAP measures may be calculated differently from similarly titled measures of other companies. Reconciliations of these non-GAAP measures to related GAAP measures, including footnotes describing the specific adjustments, are provided in the attached schedules and in the Investor Relations section of the FIS website, www.fisglobal.com.

Forward-Looking Statements

This earnings release and today’s webcast contain “forward-looking statements” within the meaning of the U.S. federal securities laws. Statements that are not historical facts, including statements about anticipated financial outcomes, including any earnings guidance or projections, projected revenue or expense synergies or dis-synergies, business and market conditions, outlook, foreign currency exchange rates, deleveraging plans, expected dividends and share repurchases of the Company and, following the proposed spin-off, of the Merchant Solutions business, the Company’s and the Merchant Solutions business’ sales pipeline and anticipated profitability and growth, the outcome of our previously announced comprehensive assessment, as well as other statements about our expectations, beliefs, intentions, or strategies regarding the future, or other characterizations of future events or circumstances, including statements with respect to certain assumptions and strategies of the Company and the Merchant Solutions business following the proposed spin-off, the anticipated benefits of the spin-off, and the expected timing of completion of the spin-off are forward-looking statements. These statements may be identified by words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “will,” “should,” “could,” “would,” “project,” “continue,” “likely,” and similar expressions, and include statements reflecting future results or guidance, statements of outlook and various accruals and estimates. These statements relate to future events and our future results and involve a number of risks and uncertainties. In addition, the amount of the goodwill impairment charge announced today is based in part on estimates of future performance, so this announcement should also be considered a forward-looking statement. Forward-looking statements are based on management’s beliefs as well as assumptions made by, and information currently available to, management.

Actual results, performance or achievement could differ materially from these forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include the following, without limitation:

•

changes in general economic, business and political conditions, including those resulting from COVID-19 or other pandemics, a recession, intensified international hostilities, acts of terrorism, increased rates of inflation or interest, changes in either or both the United States and international lending, capital and financial markets or currency fluctuations;

•

the risk of losses in the event of defaults by merchants (or other parties) to which we extend credit in our card settlement operations or in respect of any chargeback liability, either of which could adversely impact liquidity and results of operations;

•	the risk that acquired businesses will not be integrated successfully or that the integration will be more costly or more time-consuming and complex than anticipated;

•	the risk that cost savings and synergies anticipated to be realized from acquisitions may not be fully realized or may take longer to realize than expected;

•	the risks of doing business internationally;

•

the effect of legislative initiatives or proposals, statutory changes, governmental or applicable regulations and/or changes in industry requirements, including privacy and cybersecurity laws and regulations;

•

the risks of reduction in revenue from the elimination of existing and potential customers due to consolidation in, or new laws or regulations affecting, the banking, retail and financial services industries or due to financial failures or other setbacks suffered by firms in those industries;

•	changes in the growth rates of the markets for our solutions;

•

the amount, declaration and payment of future dividends is at the discretion of our Board of Directors and depends on, among other things, our investment opportunities, results of operations, financial condition, cash requirements, future prospects, and other factors that may be considered relevant by our Board of Directors, including legal and contractual restrictions;

•

the amount and timing of any future share repurchases is subject to, among other things, our share price, our other investment opportunities and cash requirements, our results of operations and financial condition, our future prospects and other factors that may be considered relevant by our Board of Directors and management;

•	failures to adapt our solutions to changes in technology or in the marketplace;

•

internal or external security breaches of our systems, including those relating to unauthorized access, theft, corruption or loss of personal information and computer viruses and other malware affecting our software or platforms, and the reactions of customers, card associations, government regulators and others to any such events;

•

the risk that implementation of software, including software updates, for customers or at customer locations or employee error in monitoring our software and platforms may result in the corruption or loss of data or customer information, interruption of business operations, outages, exposure to liability claims or loss of customers;

•	uncertainties as to the timing of the potential separation of the Merchant Solutions business or whether it will be completed;

•	risks associated with the impact, timing or terms of the proposed spin-off;

•

risks associated with the expected benefits and costs of the proposed spin-off, including the risk that the expected benefits of the proposed spin-off will not be realized within the expected timeframe, in full or at all, and the risk that conditions to the proposed spin-off will not be satisfied and/or that the proposed spin-off will not be completed within the expected timeframe, on the expected terms or at all;

•	the expected qualification of the proposed spin-off as a tax-free transaction for U.S. federal income tax purposes, including whether or not an IRS ruling will be obtained;

•	the risk that any consents or approvals required in connection with the proposed spin-off will not be received or obtained within the expected timeframe, on the expected terms or at all;

•

risks associated with expected financing transactions undertaken in connection with the proposed spin-off and risks associated with indebtedness incurred in connection with the proposed spin-off, including the potential inability to access or reduced access to the capital markets or increased cost of borrowings, including as a result of a credit rating downgrade;

•

the risk that dis-synergy costs, costs of restructuring transactions and other costs incurred in connection with the proposed spin-off will exceed our estimates or otherwise adversely affect our business or operations;

•

the impact of the proposed spin-off on our businesses and the risk that the proposed spin-off may be more difficult, time-consuming or costly than expected, including the impact on our resources, systems, procedures and controls, diversion of management’s attention and the impact on relationships with customers, governmental authorities, suppliers, employees and other business counterparties;

•	the reaction of current and potential customers to communications from us or regulators regarding information security, risk management, internal audit or other matters;

•	the risk that policies and resulting actions of the current administration in the U.S. may result in additional regulations and executive orders, as well as additional regulatory and tax costs;

•

competitive pressures on pricing related to the decreasing number of community banks in the U.S., the development of new disruptive technologies competing with one or more of our solutions, increasing presence of international competitors in the U.S. market and the entry into the market by global banks and global companies with respect to certain competitive solutions, each of which may have the impact of unbundling individual solutions from a comprehensive suite of solutions we provide to many of our customers;

•	the failure to innovate in order to keep up with new emerging technologies, which could impact our solutions and our ability to attract new, or retain existing, customers;

•	an operational or natural disaster at one of our major operations centers;

•	failure to comply with applicable requirements of payment networks or changes in those requirements;

•	fraud by merchants or bad actors; and

•

other risks detailed in the “Risk Factors” and other sections of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, in our quarterly reports on Form 10-Q, in our current reports on Form 8-K and in our other filings with the Securities and Exchange Commission.

Other unknown or unpredictable factors also could have a material adverse effect on our business, financial condition, results of operations and prospects. Accordingly, readers should not place undue reliance on these forward-looking statements. These forward-looking statements are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Except as required by applicable law or regulation, we do not undertake (and expressly disclaim) any obligation and do not intend to publicly update or review any of these forward-looking statements, whether as a result of new information, future events or otherwise.

For More Information

Ellyn Raftery, 904.438.6083	George Mihalos, 904.438.6438
Chief Marketing & Communications Officer	Senior Vice President
FIS Global Marketing & Corporate Communications	FIS Investor Relations
Ellyn.Raftery@fisglobal.com	Georgios.Mihalos@fisglobal.com

Fidelity National Information Services, Inc.

Earnings Release Supplemental Financial Information

February 13, 2023

Exhibit A	Condensed Consolidated Statements of Earnings (Loss) - Unaudited for the three months and years ended December 31, 2022 and 2021

Exhibit B	Condensed Consolidated Balance Sheets - Unaudited as of December 31, 2022 and 2021

Exhibit C	Condensed Consolidated Statements of Cash Flows - Unaudited for the years ended December 31, 2022 and 2021

Exhibit D	Supplemental Non-GAAP Financial Information - Unaudited for the three months and years ended December 31, 2022 and 2021

Exhibit E	Supplemental GAAP to Non-GAAP Reconciliations - Unaudited for the three months and years ended December 31, 2022 and 2021

Exhibit F	Supplemental GAAP to Non-GAAP Reconciliations on Guidance - Unaudited for the three months ending March 31, 2023, and year ending December 31, 2023

FIDELITY NATIONAL INFORMATION SERVICES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (LOSS) — UNAUDITED

(In millions, except per share amounts)

Exhibit A

	Three months ended		Years ended
	December 31,		December 31,
	2022	2021	2022	2021

Revenue	$3,714	$3,672	$14,528	$13,877
Cost of revenue	2,196	2,251	8,820	8,682

Gross profit	1,518	1,421	5,708	5,195
Selling, general and administrative expenses	1,025	966	4,118	3,938
Asset impairments	17,605	—	17,709	202

Operating income (loss)	(17,112)	455	(16,119)	1,055

Other income (expense):
Interest expense, net	(109)	(46)	(275)	(214)
Other income (expense), net	12	7	63	(52)

Total other income (expense), net	(97)	(39)	(212)	(266)

Earnings (loss) before income taxes and equity method investment earnings (loss)	(17,209)	416	(16,331)	789
Provision (benefit) for income taxes	153	125	377	371
Equity method investment earnings (loss)	—	—	—	6

Net earnings (loss)	(17,362)	291	(16,708)	424
Net (earnings) loss attributable to noncontrolling interest	(3)	—	(12)	(7)

Net earnings (loss) attributable to FIS common stockholders	$(17,365)	$291	$(16,720)	$417

Net earnings (loss) per share-basic attributable to FIS common stockholders	$(29.28)	$0.48	$(27.68)	$0.68

Weighted average shares outstanding-basic	593	609	604	616

Net earnings (loss) per share-diluted attributable to FIS common stockholders	$(29.28)	$0.47	$(27.68)	$0.67

Weighted average shares outstanding-diluted	593	614	604	621

FIDELITY NATIONAL INFORMATION SERVICES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS — UNAUDITED

(In millions, except per share amounts)

Exhibit B

	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$2,188	$2,010
Settlement assets	5,855	4,020
Trade receivables, net	3,699	3,772
Other receivables	493	355
Prepaid expenses and other current assets	583	551

Total current assets	12,818	10,708
Property and equipment, net	862	949
Goodwill	34,276	53,330
Intangible assets, net	8,956	11,539
Software, net	3,238	3,299
Other noncurrent assets	2,048	2,137
Deferred contract costs, net	1,080	969

Total assets	$63,278	$82,931

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND EQUITY
Current liabilities:
Accounts payable, accrued and other liabilities	$2,754	$2,864
Settlement payables	6,752	5,295
Deferred revenue	788	779
Short-term borrowings	3,797	3,911
Current portion of long-term debt	2,133	1,617

Total current liabilities	16,224	14,466
Long-term debt, excluding current portion	14,207	14,825
Deferred income taxes	3,550	4,193
Other noncurrent liabilities	1,891	1,915

Total liabilities	35,872	35,399

Redeemable noncontrolling interest	180	174

Equity:
FIS stockholders’ equity:
Preferred stock $0.01 par value	—	—
Common stock $0.01 par value	6	6
Additional paid in capital	46,735	46,466
(Accumulated deficit) retained earnings	(14,971)	2,889
Accumulated other comprehensive earnings (loss)	(360)	252
Treasury stock, at cost	(4,192)	(2,266)

Total FIS stockholders’ equity	27,218	47,347
Noncontrolling interest	8	11

Total equity	27,226	47,358

Total liabilities, redeemable noncontrolling interest and equity	$63,278	$82,931

FIDELITY NATIONAL INFORMATION SERVICES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS — UNAUDITED

(In millions)

Exhibit C

	Years ended December 31,
	2022	2021
Cash flows from operating activities:
Net earnings (loss)	$(16,708)	$424
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	3,846	4,015
Amortization of debt issue costs	31	30
Asset impairments	17,709	202
Loss (gain) on sale of businesses, investments and other	(53)	(227)
Loss on extinguishment of debt	—	528
Stock-based compensation	215	383
Deferred income taxes	(544)	(81)
Net changes in assets and liabilities, net of effects from acquisitions and foreign currency:
Trade and other receivables	(155)	(552)
Settlement activity	287	653
Prepaid expenses and other assets	(319)	(526)
Deferred contract costs	(479)	(453)
Deferred revenue	21	23
Accounts payable, accrued liabilities and other liabilities	88	391

Net cash provided by operating activities	3,939	4,810

Cash flows from investing activities:
Additions to property and equipment	(268)	(320)
Additions to software	(1,122)	(931)
Settlement of net investment hedge cross-currency interest rate swaps	726	(24)
Acquisitions, net of cash acquired	—	(767)
Net proceeds from sale of businesses and investments	50	370
Other investing activities, net	241	(99)

Net cash provided by (used in) investing activities	(373)	(1,771)

Cash flows from financing activities:
Borrowings	75,335	54,073
Repayment of borrowings and other financing obligations	(74,410)	(53,440)
Debt issuance costs	(23)	(74)
Net proceeds from stock issued under stock-based compensation plans	57	121
Treasury stock activity	(1,938)	(2,114)
Dividends paid	(1,138)	(961)
Other financing activities, net	(456)	(143)

Net cash provided by (used in) financing activities	(2,573)	(2,538)

Effect of foreign currency exchange rate changes on cash	(463)	(248)

Net increase (decrease) in cash, cash equivalents and restricted cash	530	253
Cash, cash equivalents and restricted cash, beginning of year	4,283	4,030

Cash, cash equivalents and restricted cash, end of year	$4,813	$4,283

FIDELITY NATIONAL INFORMATION SERVICES, INC.

SUPPLEMENTAL NON-GAAP ORGANIC REVENUE GROWTH — UNAUDITED

(In millions)

Exhibit D

	Three months ended December 31,
	2022			2021
			Constant		Acquisition &
			Currency		Divestiture	Adjusted	Organic
	Revenue	FX	Revenue	Revenue	Adjustment	Base	Growth (1)
Banking Solutions	$1,717	$12	$1,729	$1,667	$—	$1,667	4%
Merchant Solutions	1,178	42	1,220	1,193	17	1,210	1%
Capital Market Solutions	771	20	791	716	—	716	10%
Corporate and Other	48	2	50	96	—	96	N/A

Total	$3,714	$76	$3,790	$3,672	$17	$3,689	4%

	Years ended December 31,
	2022			2021
			Constant		Acquisition &
			Currency		Divestiture	Adjusted	Organic
	Revenue	FX	Revenue	Revenue	Adjustment	Base	Growth (1)
Banking Solutions	$6,706	$48	$6,754	$6,396	$—	$6,396	6%
Merchant Solutions	4,773	138	4,911	4,496	61	4,557	8%
Capital Market Solutions	2,763	58	2,820	2,624	—	2,624	7%
Corporate and Other	286	7	294	361	—	361	N/A

Total	$14,528	$251	$14,779	$13,877	$61	$13,938	7%

Amounts in table may not sum or calculate due to rounding.

(1)	Total organic growth excludes Corporate and Other.

FIDELITY NATIONAL INFORMATION SERVICES, INC.

SUPPLEMENTAL NON-GAAP CASH FLOW MEASURES — UNAUDITED

(In millions)

Exhibit D (continued)

	Three months ended December 31, 2022	Year ended December 31, 2022
Net cash provided by operating activities	$1,140	$3,939
Non-GAAP adjustments:
Acquisition, integration and other payments (1)	106	573
Settlement activity	(325)	(287)

Adjusted cash flows from operations	921	4,225
Capital expenditures (2)	(278)	(1,306)

Free cash flow	$643	$2,919

	Three months ended December 31, 2021	Year ended December 31, 2021
Net cash provided by operating activities	$961	$4,810
Non-GAAP adjustments:
Acquisition, integration and other payments (1)	139	523
Settlement activity	75	(653)

Adjusted cash flows from operations	1,175	4,680
Capital expenditures (2)	(330)	(1,127)

Free cash flow	$845	$3,553

Free cash flow reflects adjusted cash flows from operations less capital expenditures (additions to property and equipment and additions to software, excluding capital spend related to the construction of our new headquarters). Free cash flow does not represent our residual cash flows available for discretionary expenditures, since we have mandatory debt service requirements and other non-discretionary expenditures that are not deducted from the measure.

(1)

Adjusted cash flows from operations and free cash flow for the three months and years ended December 31, 2022 and 2021 exclude cash payments for certain acquisition, integration and other costs (see Note 2 to Exhibit E), net of related tax impact. The related tax impact totaled $17 million and $24 million for the three months and $85 million and $89 million for years ended December 31, 2022 and 2021, respectively.

(2)

Capital expenditures for free cash flow exclude capital spend related to the construction of our new headquarters totaling $30 million and $44 million for the three months and $85 million and $124 million for the years ended December 31, 2022 and 2021, respectively.

FIDELITY NATIONAL INFORMATION SERVICES, INC.

SUPPLEMENTAL GAAP TO NON-GAAP RECONCILIATIONS — UNAUDITED

(In millions, except per share amounts)

Exhibit E

	Three months ended December 31,		Years ended December 31,
	2022	2021	2022	2021
Net earnings (loss) attributable to FIS common stockholders	$(17,365)	$291	$(16,720)	$417
Provision (benefit) for income taxes	153	125	377	371
Interest expense, net	109	46	275	214
Other, net	(9)	(7)	(51)	53

Operating income (loss), as reported	(17,112)	455	(16,119)	1,055
Depreciation and amortization, excluding purchase accounting amortization	327	332	1,361	1,251
Non-GAAP adjustments:
Purchase accounting amortization (1)	599	701	2,485	2,764
Acquisition, integration and other costs (2)	186	217	759	845
Asset impairments (3)	17,605	—	17,709	202

Adjusted EBITDA	$1,605	$1,705	$6,195	$6,117

See notes to Exhibit E.

FIDELITY NATIONAL INFORMATION SERVICES, INC.

SUPPLEMENTAL GAAP TO NON-GAAP RECONCILIATIONS — UNAUDITED

(In millions, except per share amounts)

Exhibit E (continued)

	Three months ended December 31,		Years ended December 31,
	2022	2021	2022	2021
Earnings (loss) before income taxes and equity method investment earnings (loss)	$(17,209)	$416	$(16,331)	$789
(Provision) benefit for income taxes	(153)	(125)	(377)	(371)
Equity method investment earnings (loss)	—	—	—	6
Net (earnings) loss attributable to noncontrolling interest	(3)	—	(12)	(7)

Net earnings (loss) attributable to FIS common stockholders	(17,365)	291	(16,720)	417
Non-GAAP adjustments:
Purchase accounting amortization (1)	599	701	2,485	2,764
Acquisition, integration and other costs (2)	206	268	903	956
Asset impairments (3)	17,605	—	17,709	202
Non-operating (income) expense (4)	(12)	(7)	(63)	52
Equity method investment (earnings) loss (5)	—	—	—	(6)
Tax rate change (6)	—	—	—	178
(Provision) benefit for income taxes on non-GAAP adjustments	(14)	(74)	(281)	(497)

Total non-GAAP adjustments	18,384	888	20,753	3,649

Adjusted net earnings	$1,019	$1,179	$4,033	$4,066

Net earnings (loss) per share-diluted attributable to FIS common stockholders	$(29.18)	$0.47	$(27.55)	$0.67
Non-GAAP adjustments:
Purchase accounting amortization (1)	1.01	1.14	4.09	4.45
Acquisition, integration and other costs (2)	0.35	0.44	1.49	1.54
Asset impairments (3)	29.59	—	29.17	0.33
Non-operating (income) expense (4)	(0.02)	(0.01)	(0.10)	0.08
Equity method investment (earnings) loss (5)	—	—	—	(0.01)
Tax rate change (6)	—	—	—	0.29
(Provision) benefit for income taxes on non-GAAP adjustments	(0.02)	(0.12)	(0.46)	(0.80)

Adjusted net earnings per share-diluted attributable to FIS common stockholders	$1.71	$1.92	$6.65	$6.55

Weighted average shares outstanding-diluted (7)	595	614	607	621

Amounts in table may not sum or calculate due to rounding.

See notes to Exhibit E.

FIDELITY NATIONAL INFORMATION SERVICES, INC.

SUPPLEMENTAL GAAP TO NON-GAAP RECONCILIATIONS — UNAUDITED

(In millions, except per share amounts)

Exhibit E (continued)

Notes to Unaudited - Supplemental GAAP to Non-GAAP Reconciliations for the three months and years ended December 31, 2022 and 2021.

The adjustments are as follows:

(1)

This item represents purchase price amortization expense on all intangible assets acquired through various Company acquisitions, including customer relationships, contract value, technology assets, trademarks and trade names. This item also includes $1 million and $30 million, for the three months ended and $53 million and $72 million for the year ended December 31, 2022 and 2021, respectively, of incremental amortization expense associated with shortened estimated useful lives and accelerated amortization methods for certain acquired software driven by the Company’s platform modernization. Our platform modernization focuses on accelerating the modernization of our strategic applications and sunsetting of our redundant platforms and creating a componentized cloud-native set of capabilities that can be consumed by clients as end-to-end business applications or as individual components. The Company has excluded the impact of purchase price amortization expense as such amounts can be significantly impacted by the timing and/or size of acquisitions. Although the Company excludes these amounts from its non-GAAP expenses, the Company believes that it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of assets that relate to past acquisitions will recur in future periods until such assets have been fully amortized. Any future acquisitions may result in the amortization of future assets.

(2)

This item represents acquisition and integration costs primarily related to the Worldpay acquisition as well as certain other costs, including $93 million and $76 million for the three months and $313 million and $139 million for the year ended December 31, 2022 and 2021, respectively, primarily associated with the Company’s platform modernization described in Note (1) and the Company’s Enterprise Transformation Program. These other costs also included severance and other termination expenses associated with enterprise cost control initiatives and changes in senior management totaling $42 million and $2 million for the three months and $102 million and $18 million for the years ended December 31, 2022 and 2021, respectively. These other costs also included stock-based compensation expense, primarily resulting from one-time performance-related awards, totaling $4 million and $24 million for the three months and $98 million and $137 million for the years ended December 31, 2022 and 2021, respectively. For the year ended December 31, 2021, this item also includes $104 million in accelerated stock compensation expense to reflect the impact of establishing a Qualified Retirement Equity Program that modified unvested equity awards outstanding at January 1, 2021. This item also includes costs related to data center consolidation activities totaling $7 million and $43 million for the three months and year ended December 31, 2021, respectively. The Company also recorded charges directly related to COVID-19 of $11 million and $44 million for the three months and year ended December 31, 2021, respectively. For purposes of calculating Adjusted net earnings, this item also includes $20 million and $51 million for the three months ended and $143 million and $111 million for the years ended December 31, 2022 and 2021, respectively, of incremental amortization expense associated with shortened estimated useful lives and accelerated amortization methods for certain software and deferred contract cost assets driven by the Company’s platform modernization, described in Note (1), which was instituted in the third quarter of 2021.

(3)

For the three months and year ended December 31, 2022, this item primarily represents a $17.6 billion impairment of goodwill related to the Merchant Solutions reporting unit due its estimated fair value being less than its carrying value based on slowing growth projections for the business driven by worsening macroeconomic conditions, including rising interest rates, inflation, and slowing growth in the U.S. and Europe, as well as a sustained decline in our share price and the effects of changing market dynamics affecting our SMB portfolio which is migrating from card-present offerings to embedded payments. For the year ended December 31, 2022, this item also includes $121 million of impairments related to real estate, a non-strategic business and certain software assets. For the year ended December 31, 2021, this item represents an impairment of certain software and deferred contract cost assets driven by the Company’s platform modernization initiatives described in Note (1).

(4)

Non-operating (income) expense primarily consists of other income and expense items outside of the Company’s operating activities, including fair value adjustments on certain non-operating assets and liabilities and foreign currency transaction remeasurement gains and losses. This item includes the impact of changes in fair value of certain preferred stock assets and related liabilities owed to former legacy Worldpay owners, representing a net change of $1 million and $41 million for the three months ended and $64 million and $53 million for the years ended December 31, 2022 and 2021, respectively. This item also includes an impairment loss of $78 million for the three months and year ended December 31, 2022, and net gains of $0 million and $4 million for the three months ended and $52 million and

FIDELITY NATIONAL INFORMATION SERVICES, INC.

SUPPLEMENTAL GAAP TO NON-GAAP RECONCILIATIONS — UNAUDITED

(In millions, except per share amounts)

$218 million, for the year ended December 31, 2022 and 2021, respectively, on equity security investments without readily determinable fair values. For the year ended December 31, 2021, this item includes $225 million related to the gain on the sale of our equity ownership interest in Cardinal Holdings, LP and a loss on extinguishment of debt of approximately $528 million relating to tender premiums, make-whole amounts, and fees; the write-off of unamortized bond discounts and debt issuance costs; and losses on related derivative instruments.

(5)	This item represents our equity method investment earnings or loss and was predominantly due to our equity ownership interest in Cardinal Holdings, LP, which was sold on April 29, 2021.

(6)

For the year ended December 31, 2021, this item represents the one-time net remeasurement of certain deferred tax liabilities due to the increase in the U.K. corporate statutory tax rate from 19% to 25% effective April 1, 2023, enacted on June 10, 2021.

(7)

For the three months and year ended December 31, 2022, Adjusted net earnings is a gain, while the corresponding GAAP amount for these periods is a loss. As a result, in calculating Adjusted net earnings per share-diluted for these periods, the weighted average shares outstanding-diluted amount of approximately 595 million and 607 million shares used in the calculation includes approximately 2 million and 3 million shares for the three months and year ended December 31, 2022, respectively, that in accordance with GAAP are excluded from the calculation of the GAAP Net loss per share-diluted for the periods, due to their anti-dilutive impact.

FIDELITY NATIONAL INFORMATION SERVICES, INC.

SUPPLEMENTAL GAAP TO NON-GAAP RECONCILIATIONS ON GUIDANCE — UNAUDITED

(In millions, except per share amounts)

Exhibit F

	Three months ending		Year ending
	March 31, 2023		December 31, 2023
	Low	High	Low	High
Net earnings per share-diluted attributable to FIS common stockholders	$0.05	$0.20	$1.25	$1.75
Estimated adjustments (1)	1.12	1.03	4.45	4.25

Adjusted net earnings per share-diluted attributable to FIS common stockholders	$1.17	$1.23	$5.70	$6.00

(1)	Estimated adjustments include purchase accounting amortization, acquisition, integration and other costs, and other items, net of tax impact.